Exhibit 99

[THE CEREGHINO GROUP LOGO] CORPORATE INVESTOR RELATIONS 5333 15th Ave. South, Seattle, WA 98108 (206) 762-0993 www.stockvalues.com	[WILLIS LEASE FINANCE LOGO] CONTACT: Donald A. Nunemaker Chief Operating Officer (415) 331-5281

NEWS RELEASE

WILLARD SMITH TO RETIRE FROM WILLIS LEASE FINANCE BOARD

        SAUSALITO, CA — February 5, 2002—Willis Lease Finance Corporation (Nasdaq: WLFC) today announced the retirement of Willard H. Smith, Jr. from its Board of Directors. The company is currently in the final stages of choosing a replacement director.

        Mr. Smith has served on the Willis Lease Finance Board of Directors since his appointment in 1996 at the time of the Willis Lease Finance's initial public offering. "We have appreciated his guidance and support of the company over the last five years. We thank him for his service and the contributions he has made to our company and wish him well," said Charles F. Willis, President and CEO.

        "It has been a pleasure working with the team of professionals at Willis Lease Finance, and I am glad to have been able to help the company grow and prosper over the past five years," said Smith.

        Formerly, Mr. Smith served as the Managing Director of the Equity Capital Markets Division for Merrill Lynch Pierce Fenner & Smith. He has also served as a director for numerous other companies, mutual funds and real estate investment trusts.

        Willis Lease Finance Corporation provides leases of spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

        Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the acceptance of the Company's offer to potential Board candidates, the Company's ability to attract and retain experienced managers and directors, and other risks detailed in the Company's Report on Form 10-K and continuing reports filed with the Securities and Exchange Commission.

Transmitted on BusinessWire on February 5, 2002 at 6:25 p.m. PST.